Exhibit 99.1

For immediate release

October 30, 2019

AtriCure Reports Third Quarter 2019 Financial Results

•	Worldwide revenue of $56.6 million – an increase of 13.4% year over year
•	U.S. revenue of $46.1 million – an increase of 16.0% year over year
•	International revenue of $10.5 million – an increase of 3.1% year over year

MASON, Ohio, October 30, 2019 – AtriCure, Inc.  (Nasdaq: ATRC), a leading innovator in treatments for atrial fibrillation (Afib) and left atrial appendage (LAA) management, today announced third quarter 2019 financial results.

“We successfully executed across our initiatives and continued our strong momentum of top line growth in the third quarter,” said Mike Carrel, President and Chief Executive Officer of AtriCure. “This quarter was highlighted by our strategic acquisition of SentreHEART, which deepens our commitment to the electrophysiology space and meaningfully expands our market opportunities over the long term.”

Third Quarter 2019 Financial Results

Revenue for the third quarter of 2019 was $56.6 million, an increase of $6.7 million or 13.4% (14.0% on a constant currency basis), compared to third quarter 2018 revenue. U.S. revenue was  $46.1 million, an increase of $6.4 million or 16.0%, compared to third quarter 2018 revenue. U.S. revenue growth was driven by increased sales across key products within open ablation, minimally invasive ablation and appendage management categories. International revenue increased 3.1% (an increase of 6.0% on a constant currency basis) to $10.5 million,  as a result of increased sales of open ablation and appendage management products and offsetting a decline in minimally invasive product revenue.

Gross profit for the third quarter of 2019 was $41.8 million compared to $35.9 million for the third quarter of 2018. Gross margin for the third quarter of 2019 increased to 73.8%  from 72.0% in the third quarter of 2018, driven by product and geographic mix as well as operational improvements to lower production costs. Additionally, share-based compensation decreased as a result of a one-time charge for the acceleration of vesting of restricted stock awards in 2018.

Loss from operations for the third quarter of 2019 was $8.6 million, compared to $6.0 million for the third quarter of 2018. Net loss per share was $0.25 for the third  quarter of 2019 compared to a net loss per share of $0.22 for the third quarter of 2018.

Adjusted EBITDA was a loss of  $2.2 million for the third quarter of 2019 compared to a loss of $0.5 million for the third quarter of 2018. Adjusted loss per share for the third quarter of 2019 was $0.33 compared to $0.24 for the third quarter of 2018. Adjusted EBITDA and adjusted loss per share are non-GAAP measures. During the third quarter of 2019, we modified the definition of adjusted EBITDA to exclude acquisition costs due to their nonrecurring nature. This modified definition of adjusted EBITDA has been applied to all periods presented within this press release for comparability. A discussion of non-GAAP measures, including the modification of the adjusted EBITDA calculation, and reconciliations regarding non-GAAP financial measures to their respective GAAP financial measures is provided later in this press release.

2019 Financial Guidance

Management is updating revenue guidance for 2019 to a range of $227 million to $229 million, corresponding to growth of 13% to 14% for the year, and maintaining expectations for a full-year adjusted EBITDA loss between $7 million and $9 million.

Conference Call

AtriCure will host a conference call at 4:30 p.m. Eastern Time on Wednesday,  October 30, 2019 to discuss its third quarter 2019 financial results. The call may be accessed through an operator by calling (844) 884-9951 for domestic callers and (661) 378-9661 for international callers using conference ID number 7039247. A live audio webcast of the presentation may be accessed by visiting the Investors page of AtriCure’s corporate website at ir.atricure.com. A replay of the presentation will be available for 90 days following the presentation.

About AtriCure

AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 33 million people worldwide. Electrophysiologists and cardiothoracic surgeons around the globe use AtriCure technologies for the treatment of Afib and reduction of Afib related complications. AtriCure’s Isolator®  Synergy™ Ablation System is the first and only medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. For more information, visit AtriCure.com or follow us on Twitter @AtriCure.

Forward-Looking Statements

This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. We do not undertake to update our forward-looking statements. This document also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially.

Use of Non-GAAP Financial Measures

To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure uses certain non-GAAP financial measures in this release as supplemental financial metrics.

Revenue reported on a constant currency basis is a non-GAAP measure and is calculated by applying previous period foreign currency exchange rates, which are determined by the average daily Euro to Dollar exchange rate, to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and the Company’s investors.

Adjusted EBITDA is calculated as Net loss before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, and change in fair value of contingent consideration liabilities. Due to the nonrecurring nature of acquisition costs, the Company has modified the calculation of adjusted EBITDA to exclude acquisition costs. Acquisition costs are expenses incurred to effect a business combination and include advisory, legal, accounting, valuation and other professional fees; finder fees; and costs of registering and issuing debt and equity securities. Prior to the SentreHEART transaction, the Company’s most recent acquisition occurred in October 2015 and acquisition costs related to the transactions were included in the calculation of adjusted EBITDA at that time. The Company believes it is now appropriate to modify the calculation of adjusted EBITDA to exclude acquisition costs because the Company has concluded that acquisition costs are generally nonrecurring and are not reflective of the operational results of the Company’s core business, and the Company believes this approach is more comparable to peer company reporting. Management believes in order to properly understand the short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning, and previously used adjusted EBITDA as a performance metric in the annual incentive plan. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods can be found in the table captioned “Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)” later in this release.

Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments to expenses related to the adjustment in value of contingent consideration liabilities. Management believes this metric provides a better measure of comparability of results between periods, as such adjustments are not frequent in nature or similar in value and can be significant. A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods can be found in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.

The non-GAAP financial measures used by AtriCure may not be the same or calculated the same as those used by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP.

CONTACTS:

Andy Wade

AtriCure, Inc.

Senior Vice President and Chief Financial Officer

(513) 755-4564

awade@atricure.com

Lynn Pieper Lewis

Gilmartin Group

Investor Relations

(415) 937-5402

lynn@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
United States Revenue:
Open ablation	$19,754	$17,948	$59,311	$53,600
Minimally invasive ablation	9,006	7,877	25,860	25,604
Appendage management	16,907	13,487	49,075	38,385
Total ablation and appendage management	45,667	39,312	134,246	117,589
Valve tools	456	452	2,046	1,445
Total United States	46,123	39,764	136,292	119,034
International Revenue:
Open ablation	5,850	5,437	18,942	16,182
Minimally invasive ablation	2,058	2,355	6,122	6,807
Appendage management	2,532	2,318	7,963	6,540
Total ablation and appendage management	10,440	10,110	33,027	29,529
Valve tools	51	67	167	174
Total international	10,491	10,177	33,194	29,703
Total revenue	56,614	49,941	169,486	148,737
Cost of revenue	14,817	13,993	43,925	40,207
Gross profit	41,797	35,948	125,561	108,530
Operating expenses:
Research and development expenses	10,154	8,556	28,134	26,268
Selling, general and administrative expenses	40,280	33,440	115,223	96,782
Total operating expenses	50,434	41,996	143,357	123,050
Loss from operations	(8,637)	(6,048)	(17,796)	(14,520)
Other expense, net	(650)	(1,136)	(1,151)	(3,040)
Loss before income tax expense	(9,287)	(7,184)	(18,947)	(17,560)
Income tax expense	75	51	151	147
Net loss	$(9,362)	$(7,235)	$(19,098)	$(17,707)
Basic and diluted net loss per share	$(0.25)	$(0.22)	$(0.51)	$0.53
Weighted average shares used in computing net loss per share:
Basic and diluted	37,842	33,601	37,387	33,280

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2019	2018
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$79,739	$124,402
Accounts receivable, net	26,798	25,195
Inventories	27,789	22,484
Prepaid and other current assets	3,527	2,592
Total current assets	137,853	174,673
Property and equipment, net	30,788	27,080
Operating lease right-of-use assets	4,313	—
Long-term investments	20,354	—
Goodwill and intangible assets, net	366,686	154,511
Other noncurrent assets	762	495
Total assets	$560,756	$356,759
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$42,124	$35,499
Other current liabilities and current maturities of debt and leases	2,158	4,717
Total current liabilities	44,282	40,216
Finance lease liabilities	11,662	12,172
Long-term debt	59,517	35,571
Operating lease liabilities	3,076	—
Other noncurrent liabilities	183,998	19,419
Total liabilities	302,535	107,378
Stockholders' equity:
Common stock	40	39
Additional paid-in capital	524,658	496,544
Accumulated other comprehensive loss	(376)	(199)
Accumulated deficit	(266,101)	(247,003)
Total stockholders' equity	258,221	249,381
Total liabilities and stockholders' equity	$560,756	$356,759

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(19,098)	$(17,707)
Adjustments to reconcile net loss to net cash used in operating activities:
Share-based compensation expense	12,816	11,666
Depreciation and amortization of intangible assets	6,983	6,531
Amortization of deferred financing costs	233	341
Non-cash lease expense	466	—
Loss on disposal of property and equipment and impairment of assets	433	106
Realized loss from foreign exchange on intercompany transactions	227	94
Accretion of investments	(882)	(121)
Provision for doubtful accounts	580	419
Change in fair value of contingent consideration	(6,934)	(6,696)
Payment of nContact contingent consideration in excess of purchase accounting amount	—	(96)
Changes in operating assets and liabilities, net of amounts acquired:
Accounts receivable	(2,045)	(727)
Inventories	(3,643)	110
Other current assets	(934)	(425)
Accounts payable and accrued liabilities	202	1,262
Other noncurrent assets and liabilities	(686)	87
Net cash used in operating activities	(12,282)	(5,156)
Cash flows from investing activities:
Purchases of available-for-sale securities	(66,726)	(29,995)
Sales and maturities of available-for-sale securities	92,985	20,539
Purchases of property and equipment	(7,825)	(5,128)
Proceeds from sale of property and equipment	28	6
Cash paid for SentreHEART business combination	(18,008)	—
Net cash provided by (used in) investing activities	454	(14,578)
Cash flows from financing activities:
Proceeds from debt borrowings	20,000	17,381
Payments on debt and finance leases	(459)	(1,608)
Payment of debt fees	(329)	(1,136)
Proceeds from exercise of stock options and employee stock purchase plan	2,283	6,957
Shares repurchased for payment of taxes on stock awards	(8,976)	(4,422)
Proceeds from economic incentive loan	500	—
Payments of nContact contingent consideration liability previously established in purchase accounting	—	(1,125)
Net cash provided by financing activities	13,019	16,047
Effect of exchange rate changes on cash and cash equivalents	(240)	(123)
Net increase (decrease) in cash and cash equivalents	951	(3,810)
Cash and cash equivalents - beginning of period	32,231	21,809
Cash and cash equivalents - end of period	$33,182	$17,999

Reconciliation of Non-GAAP Adjusted Loss (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss, as reported	$(9,362)	$(7,235)	$(19,098)	$(17,707)
Income tax expense	75	51	151	147
Other expense, net	650	1,136	1,151	3,040
Depreciation and amortization expense	2,393	2,128	6,983	6,531
Share-based compensation expense	4,287	4,242	12,816	11,666
Contingent consideration adjustment	(3,062)	(780)	(6,934)	(6,696)
Acquisition costs	2,819	—	3,645	—
Non-GAAP adjusted loss (adjusted EBITDA)	$(2,200)	$(458)	$(1,286)	$(3,019)

Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net loss, as reported	$(9,362)	$(7,235)	$(19,098)	$(17,707)
Contingent consideration adjustment	(3,062)	(780)	(6,934)	(6,696)
Net loss excluding contingent consideration adjustment	$(12,424)	$(8,015)	$(26,032)	$(24,403)
Basic and diluted adjusted net loss per share	$(0.33)	$(0.24)	$(0.70)	$(0.73)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	37,842	33,601	37,387	33,280